Exhibit 99.3

GREEN DOT CORPORATION
NON-PLAN STOCK OPTION NOTICE AND AGREEMENT
(INDUCEMENT AWARD)
GRANT NUMBER: 1892

This Stock Option Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Green Dot Corporation, a Delaware corporation (the “Company”), and the optionee named below (“Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in Section 26 or, if not defined therein, in the Company’s 2010 Equity Incentive Plan (the “Plan”).

Optionee:	Grace Mellis
Optionee’s Address:	[Address]
[Address]
Total Option Shares:	100,000
Exercise Price Per Share:	$24.11
Date of Grant:	11/18/2013
First Vesting Date:	11/18/2014
Expiration Date:	11/18/2023
Type of Stock Option:	Non-Qualified Stock Option
1.Grant of Option. The company hereby grants to Optionee an option (this “Option”) to purchase up to the total number of shares of common stock of the company (“Common Stock”), set forth above (collectively, the “Shares”) at the exercise price per share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this agreement.
2.Vesting; Exercise Period.
2.1.    Vesting of Shares. This Option shall be exercisable as it vests and shall not be exercisable with respect to any of the Shares until the First Vesting Date. Subject to the terms and conditions of this Agreement, this Option shall vest and become exercisable as to portions of the Shares as follows: If Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company from the Date of Grant through and including the First Vesting Date, then on the First Vesting Date, this Option shall become vested and exercisable as to twenty-five percent (25%) of the Shares. This Option shall become vested and exercisable as to an additional 2.08333% of the Shares on each monthly anniversary after the First Vesting Date, provided that Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, at all times during the relevant month. Optionee acknowledges and agrees that the vesting schedule set forth in this Section 2.1 may change prospectively in the event that Optionee’s service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the Total Option Shares set forth above.
2.2.    Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3, provided, however, that this Option will be not be exercisable after the expiration of ten (10) years from the Date of Grant.
3.Termination.
3.1.    Termination for Any Reason Except Death, Disability. If Optionee is Terminated for any reason except Optionee’s death or Disability, then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 of this Agreement on the date of Termination, may be exercised by Optionee no later than three (3) months after the date of Termination, but in any event no later than the Expiration Date.

3.2.    Termination Because of Death. If Optionee is Terminated because of Optionee’s death (or Optionee dies within three (3) months after the Termination Date), then the Option may be exercised only to the extent that such Option would have been exercisable by Optionee on the Termination Date and must be exercised by Optionee’s legal representative or authorized assignee no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date.
3.3.    Termination Because of Disability. If Optionee is Terminated because of Optionee’s Disability, then the Option may be exercised only to the extent that such Option would have been exercisable by Optionee on the Termination Date and must be exercised by Optionee (or Optionee’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date.
3.4.    No Obligation to Employ. Nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.
4.Manner of Exercise.
4.1.    Stock Option Exercise Agreement. To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia, Optionee’s election to exercise this Option, the number of shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.
4.2.    Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. This Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.
4.3.    Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:
(a)cash; or
(b)check; or
(c)cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to Optionee. The directions must be given by signing a special notice of exercise form provided by the Company, subject to the Company’s insider trading policies; or
(d)other method authorized by the Company.
4.4.    Tax Withholding. Regardless of any action the Company or Optionee’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items.
Prior to exercise of this Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to Optionee when Optionee exercises this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date of the exercise of this Option, will be applied as a credit against the withholding taxes. Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of this Agreement or Optionee’s purchase of the Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this Section.
4.5.    Issuance of Shares. Provided that the Exercise Agreement and payment of the Exercise Price and Tax-Related Items are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, Optionee’s authorized assignee, or Optionee’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.
5.Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.
6.Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.
7.Tax Consequences. Set forth below is a brief summary of some of the federal and California tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.
7.1.    Exercise of Nonqualified Stock Option. There may be a regular federal and California income tax liability upon the exercise of this Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.
7.2.    Disposition of Shares. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain, as the case may be.
8.Privileges of Stock Ownership. Optionee shall not have any of the rights of a shareholder with respect to any Shares until Optionee exercises this Option and pays the Exercise Price and satisfies the Tax-Related Items.
9.Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice and this Agreement. Participant: (a) acknowledges receipt of a copy of the Agreement prospectus, (b) represents that Participant has carefully read and are familiar with their provisions, and (c) hereby accept the Option subject to all of the terms and conditions set forth herein and those set forth in the Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice and the Agreement.
10.Consent to Electronic Delivery of All Documents and Disclosures. By Participant’s acceptance of this Option, Participant consents to the electronic delivery of the Notice, this Agreement, account statements, Agreement prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering this Agreement, the delivery of the document via email or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent. Finally, Participant understands that Participant is not required to consent to electronic delivery.
11.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.
12.Entire Agreement. This Agreement and the Exercise Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.
13.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission via electronic means.
14.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.
15.Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.
16.Acceptance. Optionee hereby acknowledges receipt of a copy of this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Optionee to consult a tax advisor prior to such exercise or disposition.
17.Modification, Extension or Renewal. The Committee may modify, extend or renew this Option and authorize the grant of new options in substitution therefor, provided that any such action may not, without the written consent of Optionee, impair any of such Optionee’s rights under this Option.
18.Certificates. All certificates for Shares or other securities delivered upon exercise of this Option will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

19.Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the Exercise Price of and the number of Shares subject to this Option will be proportionately adjusted, subject to any required action by the Board or Optionee and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.
20.Corporate Transactions.
20.1.    Assumption or Replacement of Option by Successor. In the event of a Corporate Transaction this Option may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on Optionee. In the alternative, the successor corporation may substitute equivalent options or provide substantially similar consideration to Optionee as was provided to stockholders (after taking into account the existing provisions of this Option). The successor corporation may also issue, in place of outstanding Shares of the Company held by Optionee, substantially similar shares or other property subject to repurchase restrictions no less favorable to Optionee. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute this Option, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Agreement to the contrary, this Option will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of this Optione in connection with a Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute this Option, as provided above, pursuant to a Corporate Transaction, the Committee will notify Optionee in writing or electronically that this Option will be exercisable for a period of time determined by the Committee in its sole discretion, and this Option will terminate upon the expiration of such period.
20.2.    Other Treatment of Option. Subject to any greater rights granted to Optionee under the foregoing provisions of this section, in the event of the occurrence of any transaction described in Section 20.1, this Option will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.
21.Insider Trading Policy. Optionee shall comply with the Insider Trading Policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.
22.Administration. This Agreement shall be administered by the Committee or by the Board acting as the Committee. The Committee shall have the authority to (i) construe and interpret this Agreement, (ii) prescribe, amend and rescind rules and regulations relating to the Option; (iii) grant waivers of conditions subject to the Option; (iv) correct any defect, supply any omission or reconcile any inconsistency in this Agreement; and (v) make all other determinations necessary or advisable for the administration of this Agreement.
23.Committee Discretion. Any determination made by the Committee with respect to the Option may be made in its sole discretion at any time, unless in contravention of any express term of this Agreement which requires such determination to be made at the time of grant of the Option, and such determination will be final and binding on the Company and Optionee. Notwithstanding anything to the contrary, administration of this Agreement shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to Optionee of taxation under Section 409A of the Code.
24.Disputes. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.
25.Amendment or Termination of the Agreement. The Committee may at any time terminate or amend this Agreement in any respect; provided, however, that the Committee will not, without the approval of Optionee, amend this Agreement in any manner that impairs the rights of Optionee.
26.Definitions. As used in this Agreement, the following terms will have the following meanings:
“Board” means the Board of Directors of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board.
“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(a)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;
(b)if such Common Stock is publicly traded but is not quoted on the Nasdaq Stock Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or
(c)if none of the foregoing is applicable, by the Committee in good faith.
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Termination” or “Terminated” means, for purposes of this Agreement with respect to Optionee, that Optionee has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of Optionee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of this Option while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may this Option be exercised after the expiration of the term set forth in this Agreement. The Committee will have sole discretion to determine whether Optionee has ceased to provide services and the effective date on which Optionee ceased to provide services (the “Termination Date”).

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the Date of Grant.

GREEN DOT CORPORATION By: /s/ Steve Streit Steve Streit (Please print name) CEO (Please print title)	GRACE MELLIS, OPTIONEE /s/ Grace Mellis (Signature)

EXHIBIT A
NON-PLAN STOCK OPTION EXERCISE AGREEMENT